EXHIBIT 5

June 15, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:                             CBOE Holdings, Inc.

Registration Statement on Form S-8

We have acted as counsel to CBOE Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 2,489,039 shares of its Unrestricted Common Stock, $0.01 par value per share (the “Unrestricted Common Stock”), issuable pursuant to the CBOE Holdings, Inc. Long-Term Incentive Plan (the “Plan”) in accordance with the terms of the Plan.

In that capacity, we have considered such questions of law and have examined such documents necessary for the purpose of this opinion.  Upon the basis of such examination, it is our opinion that those shares of Unrestricted Common Stock that are originally issued shares will be, when issued and sold as contemplated by the Registration Statement and in accordance with the Plan, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we express no opinions with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Richard T. Miller
Richard T. Miller